Exhibit 99.1

Nemaura Medical Announces Pricing of Approximately $8.4 Million Registered Direct Offering and Concurrent Private Placement

LOUGHBOROUGH, Jan. 27, 2023 (GLOBE NEWSWIRE) -- Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable sensors and supporting personalized lifestyle and weight reduction programs, today announced it has entered into a definitive agreement with two healthcare-focused U.S. institutional investors to sell 4,796,206 shares of its common stock (the “Shares”), pursuant to a registered direct offering (the “Registered Direct Offering”), and warrants to purchase up to 4,796,206 Shares (the “Warrants”), in a concurrent private placement (the “Private Placement”). The combined purchase price for one Share and one Warrant will be $1.75. The Warrants will have an exercise price of $2.00 per Share, will be initially exercisable at the later of shareholder approval or 6 months following the date of issuance and will expire five and a half years from the closing date. The aggregate gross proceeds from the Registered Direct Offering and the concurrent Private Placement are expected to be approximately $8.4 million before deducting placement agent fees and other estimated offering expenses.

The closing of the Offering and the concurrent Private Placement is expected to occur on or about January 31, 2023, subject to the satisfaction of customary closing conditions.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole placement agent for the offering.

Anthony L.G., PLLC is acting as legal counsel to Nemaura and Sichenzia Ross Ference LLP is acting as legal counsel to EF Hutton.

Nemaura intends to use the net proceeds for working capital and general corporate purposes.

The Shares offered in the Registered Direct Offering (but not the Warrants issued in the concurrent Private Placement or the shares of common stock underlying the Warrants) are being offered by the Company pursuant to a shelf registration statement (Registration No. 333-263618) filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on March 28, 2022. The offering is being made only by means of a prospectus supplement and accompanying prospectus. A prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC and, when available, may be obtained for free on the SEC’s website located at http://www.sec.gov. When available, electronic copies of the final prospectus supplement and accompanying prospectus relating to the Registered Direct offering may be obtained by contacting EF Hutton, division of Benchmark Investments, LLC, Attention: Syndicate Department, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at syndicate@efhuttongroup.com, or by telephone at (212) 404-7002.

The Warrants and the shares underlying the Warrants sold in the concurrent Private Placement are being issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and/or Rule 506(b) of Regulation D promulgated thereunder and have not been registered under the Act, or applicable state securities laws. Accordingly, the Warrants and the shares underlying the Warrants issued in the Private Placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nemaura Medical

Nemaura Medical Inc. is a medical technology company developing and commercialising non-invasive wearable diagnostic devices. The Company is currently also commercialising sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, as a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and prediabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the US FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence under a digital healthcare subscription service as part of its BEAT® diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura’s and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the Company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Media Contacts

Jules Abraham

CORE IR

+1 917-885-7378